UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
July 16, 2024

Bakkt Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (678) 534-5849

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 16, 2024, Richard Lumb resigned, effective immediately, as a director of Bakkt Holdings, Inc. (the “Company”) and as a member of the Audit and Risk Committee (the “Audit Committee”) of the Company’s Board of Directors (the “Board”). Mr. Lumb’s resignation was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.
On July 19, 2024, the Board, upon the recommendation of its Nominating and Corporate Governance Committee, appointed Colleen Brown to serve as a Class III director, filling the vacancy created by Mr. Lumb’s resignation. Ms. Brown was also appointed to serve on the Audit Committee.
The Board has determined that Ms. Brown is independent and meets the applicable independence requirements of the New York Stock Exchange, including for purposes of serving on the Audit Committee. The Board also determined that Ms. Brown qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the Securities and Exchange Commission.
There are no transactions between the Company and Ms. Brown that would require disclosure under Item 404(a) of Regulation S-K. There are no understandings or arrangements between Ms. Brown or any other person pursuant to which Ms. Brown was selected to serve as a director of the Board.
Ms. Brown, age 65, was previously President, Chief Executive Officer and a director of Fisher Communications Inc., a public multimedia company. She also has served in various leadership capacities with the media companies Belo Corp., Lee Enterprises and Gannett. In addition, Ms. Brown was the founder of Marca Global, an innovative marketing and internet technology company. Ms. Brown currently serves on the board of TrueBlue, where she is chair of the Nominating & Corporate Governance Committee and a member of the Compensation Committee and the Innovation and Technology Committee, and the board of Big 5 Sporting Goods, where she is a member of the Audit Committee and the Nominating & Corporate Governance Committee. She also serves on the boards of privately held Port Blakely Forestry and non-profit Delta Dental of Washington. Over the course of her career, Ms. Brown has served on numerous other corporate boards, including Spark Networks, where she served as board chair and interim CEO, American Apparel, where she served as board chair, DataSphere Technologies, BECU (Boeing Employees Credit Union), CareerBuilder and Classified Ventures. Ms. Brown brings extensive executive and boardroom experience in strategic planning, operations, finance, technology and corporate governance matters through a distinguished career of proven leadership that has included service as chair of two public company boards, Chief Executive Officer of two public companies and senior officer of multiple leading media and technology companies. We believe that Ms. Brown’s executive experience provides a valuable perspective on our Board. Ms. Brown received an undergraduate degree from the University of Dubuque and a Masters of Business Administration from the University of Colorado Boulder.
Ms. Brown will receive the standard non-employee director compensation for serving on the Board and, as applicable, committees of the Board. The specific terms of such compensation were described in the Company’s proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Stockholders, filed with the U.S. Securities and Exchange Commission April 19, 2024.
In connection with the appointment of Ms. Brown as a member of the Board, the Company will enter into an Indemnification Agreement with Ms. Brown pursuant to which the Company will agree to indemnify Ms. Brown to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company and to advance her expenses incurred as a result of any proceeding against her to which she could be indemnified.
The foregoing description of the Indemnification Agreement is qualified in its entirety by reference to the full text of such Indemnification Agreement, the form of which is filed as Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on October 21, 2021 and incorporated in this Item 5.02 by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Dated: July 19, 2024

BAKKT HOLDINGS, INC.

By:	/s/ Marc D'Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary